THE 2023 ETF SERIES TRUST II

Amendment dated August 19, 2024
to the
Second Amended and Restated Declaration of Trust
Dated October 13, 2023

WHEREAS, The 2023 ETF Series Trust II (the “Trust”) was established by a Declaration of Trust dated June 13, 2023, as amended and restated on August 21, 2023 and October 13, 2023 (collectively, the “Declaration”); and

WHEREAS, Section 11.1 of the Declaration provides that, other than with respect to Article V of the Declaration, the Trustees may amend the Declaration by vote of a majority of the Trustees then in office; and

WHEREAS, the Trustees of the Trust desire to amend Section 11.8 of the Declaration.

NOW, THEREFORE, Section 11.8 of the Declaration is replaced in its entirety with the following:

Section 11.8. Investment Restriction for Certain GMO ETFs. Each of the GMO U.S. Quality ETF, GMO International Quality ETF, GMO International Value ETF, GMO U.S. Value ETF, and GMO Systematic Investment Grade Credit ETF shall not invest more than 10% of its assets in aggregate in other collective investment vehicles.

Except as amended above, all provisions of the Declaration remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this amendment to the Declaration, in one or more counterparts, as of the date first written above.

/s/ Joan Binstock
Joan Binstock
As Trustee and not individually

/s/ Robert Howard
Robert Howard
As Trustee and not individually

/s/ Thomas F. Lydon, Jr.
Thomas F. Lydon, Jr.
As Trustee and not individually

/s/ Ellen Needham
Ellen Needham
As Trustee and not individually